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                                                                    EXHIBIT 11.1


                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
               (in thousands, except share and per share amounts)

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                                                                            THREE MONTHS
                                                                                   ENDED
                                                                           JUNE 30, 2000
                                                                            ------------
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COMPUTATION OF BASIC EARNINGS PER SHARE:

Weighted average shares outstanding .....................................      5,950,000
Weighted average shares and common stock equivalents.....................      5,950,000
                                                                               =========
Net income ..............................................................      $      66
                                                                               =========
Basic earnings per share.................................................      $    0.01
                                                                               =========
COMPUTATION OF DILUTED EARNINGS PER SHARE:

Weighted average shares outstanding .....................................      5,950,000
Dilutive impact of stock options, as determined by the
  application of the treasury stock method ..............................              0
                                                                              ----------
Weighted average shares and common stock equivalents.....................      5,950,000
                                                                              ==========
Net income...............................................................     $       66
                                                                              ==========
Diluted earnings per share ..............................................     $     0.01
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